REDEMPTION TECHNOLOGY AND SUPPLY AGREEMENT

This redemption techonology and supply Agreement (this “Agreement”) is entered into effective May 24, 2005 (“Effective Date”), by and between Bally Gaming Inc., a Nevada corporation (“Bally”) and Spectre Gaming, Inc., a Minnesota corporation (“Spectre”). Bally and Spectre may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Bally is in the business of developing, manufacturing and distributing redemption technology and equipment, and Spectre is a developer and distributor of redemption technology and equipment; and

WHEREAS, Spectre desires to obtain, and Bally desires to grant to Spectre, a license to use the Enabling Technology, the right to develop certain games using Enabling Technology (as defined below), to market and distribute Bally equipment including such redemption games, and to operate or allow the operation of jurisdictionally compliant redemption games and redemption gaming systems in a territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

1. DEFINITIONS

a)	“Alpha *** ” ***.

b)
 “Bally Cabinet”means a gaming device, player station, cabinet or similar equipment utilizing Bally’s Alpha ***, on which a Redemption Games may be operated or played, which cabinet is manufactured by Bally and sold to Spectre under the terms of this Agreement.

c)
“Bally Product”means the Bally Cabinets, Alpha ***, Enabling Technology, Licensed Themes, Licensed Theme Materials, and Bally games identified on Exhibit A, as well as any part of any of the foregoing.

d)	“Change of Control”means change of ownership of a Controlling Interest in Spectre.

e)	“Controlling Interest in Spectre”means ownership of a 50% voting interest in Spectre.

f)
“Confidential Information” means all data and information of a confidential nature, including know-how and trade secrets, relating to the business, the affairs, any development projects or other equipment, programs, software, products or services of either party, whether developed by or for Bally or Spectre or any of their respective Licensor’s, contractors or successors-in-interest. Confidential Information may be communicated to the other party orally, in writing or in any other recorded or tangible form. Data and information shall be considered to be Confidential Information: (i) if marked as such; (ii) if a party has been advised of their confidential nature, orally or in writing; or (iii) if, due to their character or nature, they should be treated as secret and confidential.

g)	“Conversion Kit”***.

h)
“Enabled Redemption Unit”, or “ERU”, means a gaming device, player station, cabinet or similar equipment produced by or for Spectre that incorporates an Alpha *** on which Redemption Games developed by Spectre using the Enabling Technology pursuant to Section 3(a) are installed, which gaming device, player station, cabinet or similar equipment is not capable of being used for any purpose other than playing such Redemption Games.

i)	“Enabling Technology” ***.

j)
“Installed Base”means the total number of ERUs theretofore sold, leased or otherwise distributed by Spectre or any of its distributors, or subdistributors, hereunder at any time during the Term hereof, other than any ERUs that have been deactivated or are for some other reason not operating in the Territory.

k)
“Intellectual Property Rights”means and include all United States and other patents, copyrights, designs, mask work rights, Trademarks, trade secrets and other proprietary rights, any applications therefor, any registrations thereof, and any applications for registration thereof.

l)
“Kiosk”means a kiosk placed at an Establishment at which Authorized Redemption Games are deployed for use by users of Authorized Redemption Games to redeem coupons or other representations of value received from an Authorized Redemption Game for cash or merchandise.

m)	“Establishment”means any business or establishment in which no Class III or Class II gaming (as those terms are defined in the Indian Gaming Regulatory Act, at 25 U.S.C. § 2703) occurs.

n)	“Licensed Theme Materials” ***.

o)	“Licensed Themes” means the Themes for the Bally games set forth on Exhibit A.

p)
“Redemption Games”means games in which the user wagers money and, if the outcome is such that the game dispenses or displays a coupon or other representation of value that is redeemable for cash or merchandise, where (i) the retail value of the merchandise redeemable using any such coupon or other representation of value is materially greater than the value of cash redeemable using such coupon, (ii) the maximum wholesale value of merchandise available from a single play of the game or device is no more than the maximum value allowed by applicable law in the respective jurisdiction, and (iii) the game is not a , Class III game, Class II game, bingo-based, electronic pull-tab or charitable game, or a game that is operated in a private home or on a personal wireless digital device. (as those terms are defined in the Indian Gaming Regulatory Act, at 25 U.S.C. § 2703), or not otherwise a gaming device found in casino environments. Redemption Games shall include Authorized Redemption Games and other jurisdictionally compliant games developed by Spectre for use with the Enabling Technology.

q)	“Term” shall have the meaning provided in Section 12.a.

r)	“Territory”means the United States of America.

s)	“Theme” means the theme and subject matter underlying one or more games.

t)	“Transition Services”***.

u)
“Video Lottery Terminal”means a video or electromechanical game of skill or chance that accepts wagers, sponsored by an agency of a state government and controlled by such state’s lottery, that is classified by the applicable state agency as a Video Lottery Terminal.

2. CONDITIONS PRECEDENT.

This Agreement is subject to the following conditions being met before the Agreement can take effect:

a)	Approval of Bally Compliance Committee of the Agreement;

b)	Approval of the Alliance Board of Directors; and

c)	Spectre to provide Bally with earnest money of $100,000 at time of signing.

Should any of these conditions not be met then the agreement is void. Bally agrees to provide a written response to address section a) and b) above within 10 business days of full execution of this Agreement or this Agreement shall be of no further force and effect between the parties. All Earnest money including $100,000 previously provided by Spectre will be returned if these conditions are not satisfied.

3. GRANT OF LICENSE TO USE THE ENABLING TECHNOLOGY

a)
Licenses: Bally hereby grants to Spectre (i) an exclusive (except as provided in Section 3(b)) license to distribute jurisdictionally compliant Redemption Games that are installed on ERUs, (ii) an exclusive license to utilize, exploit and develop Bally’s Enabling Technology to develop jurisdictionally compliant Redemption Games that use Bally’s Enabling Technology and to create one or more gaming and redemption systems for the conduct of redemption or amusement with prize gaming activities in legal jurisdictions within the Territory, with the exception of research and development performed by Bally with the Enabling Technology for products to be deployed outside of the Territory or that are not Redemption Games, and (iii) a nonexclusive license to use the Enabling Technology for other legal purposes which are necessary to allow Spectre to develop and deploy Redemption Games as expressly authorized hereunder.

b)
During the term of this Agreement, Spectre shall only obtain or otherwise use Enabling Technology from Bally, and shall be prohibited from otherwise obtaining from any third party(ies) any products similar to or directly or indirectly competitive with Enabling Technology obtained from Bally, subject to Sections 3(c) and Sec. 15

c)
The exclusive licenses and rights granted in clause (i) of Section 3(a) and 3(b) shall become nonexclusive on (i) December 31, 2006, if the Installed Base as of that date is less than *** ERUs, (ii) December 31, 2007, if the Installed Base as of that date is less than *** ERUs, and (iii) December 31, 2008, if the Installed Base as of that date is less than *** ERUs.

d)
No right is granted hereunder, and Licensee agrees not, to (i) use any Enabling Technology in connection with the development of any games other than Redemption Games, (ii) market or distribute any Redemption Games except as incorporated into an Alpha *** that Spectre procures from Bally directly or indirectly, (iii) market or distribute or permit any of its sublicensees or subdistributors to market or distribute any ERUs that do not include a Redemption Game or for use in any location, business or establishment other than an Establishment, (iv) market or distribute or permit any of its sublicensees or subdistributors to market or distribute any ERUs outside of the Territory, or (v) to market or distribute ERUs or any other Bally Products that include any games other than Redemption Games. Spectre shall not obscure or destroy any branding, logo, trademark or proprietary marking placed by or for Bally on any Bally Cabinets, if any.

e)
Subject to the approval of the Alliance Gaming Corporation Compliance Committee, Bally grants Spectre an exclusive license to develop Redemption Games based on the Licensed Themes in accordance with any guidelines, instructions, and processes specified in the Enabling Technology or otherwise provided by Bally to Spectre.

***.

f)	***.

g)
Permits, etc. Notwithstanding any other terms and conditions hereof to the contrary, the obligations of the Parties hereunder are subject to all gaming licenses, permits and other approvals necessary to consummate the transactions contemplated hereunder and to operate ERUs within the Territory. Spectre or Spectre's customers shall, at its or their sole expense, be responsible for obtaining any regulatory approval to operate Authorized Redemption Games within the Territory, and upon request from Bally, Spectre shall provide Bally with all available written documentation from any applicable regulatory entities approving the use of ERUs in the Territory.

h)	***.

i)
Licensed Cashless Gaming Systems and Games. In the event that the Redemption Gaming activities developed and carried on by Spectre utilizing ERUs or Bally Cabinets fall under the definition of licensed cashless gaming systems or licensed cashless games, as those terms are defined in Exhibit G, Spectre agrees to abide by the license requirements set forth in Exhibit G. Bally reserves all rights not expressly granted hereunder.

4. BALLY SERVICES

a) Merchandise Fulfillment. Bally and Spectre shall mutually discuss and negotiate in good faith, future arrangements wherein either party may provide (1) fulfillment services for merchandise redeemed by users of Redemption Games in the Territory or (2) collect transaction processing fees for such Redemption Games ***.

b) Hardware Engineering, Software Development, Maintenance, etc. ***.

c) Transition Services. ***.

5. KIOSKS

At Spectre’s election, Bally may supply Spectre with Kiosks by sale, lease or other means as Bally and Spectre shall agree. Such Kiosks shall be supplied under Bally’s then current applicable standard terms and conditions.

6. VIDEO LOTTERY TERMINALS AND CONVERSION KITS

a)
Future VLT Market in Texas. During the Term of this Agreement, the parties agree that if the State of Texas, through the Texas Lottery, legalizes the operation of Video Lottery Terminals (“VLTs”), Bally will make VLT’s exclusively available to Spectre under mutually agreed upon pricing consistent with normal and customary practices in other similar markets, and Spectre shall be Bally’s exclusive VLT distributor in Texas except that Bally shall have no obligation to supply Video Lottery Terminals to Spectre under a distribution agreement, if the State of Texas adopts the public VLT distribution and control model, wherein the Texas Lottery purchases or leases the system and devices directly from the manufacturer. In all other situations in the State of Texas, such as the private VLT distribution and control models, whereby a licensed operator is authorized to purchase VLT’s directly from a distributor, Spectre shall have the exclusive rights to purchase Conversion kits from Bally and convert its ERU’s to VLT’s and expand its business as Bally’s exclusive VLT distributor in Texas for all markets in Texas at which Spectre is conducting its redemption business, or would have naturally expanded its redemption business in Texas. Bally will retain the right to select a separate distributor for such other VLT customers in Texas, including but not limited to, race tracks that are not then-being serviced by Spectre. Any such agreement for Spectre’s distribution rights as described in this Section 6(a) shall be set forth in a separate agreement entered into between the parties and subject to all applicable laws and findings of suitability as may be required by the Texas Lottery.

b)
Future VLT Markets in States in the Territory other than Texas. During the Term of this Agreement, if Spectre conducts redemption activities in a state within the Territory and that state’s applicable state lottery authorizes VLTs, Spectre and Bally may enter into a mutually exclusive distribution agreement for VLTs in that particular state. Any other states within the Territory may be mutually agreed upon on a case-by-case basis as Spectre creates redemption opportunities in other states. Both parties acknowledge that if Bally currently has existing business in a state in which Spectre pursues redemption business that this will be a factor in determining whether Spectre is granted a distributorship, however in all states in which Spectre conducts redemption business, Spectre will be given primary but not exclusive consideration to become Bally’s distributor for the VLT market in that state. Any such agreement for Spectre’s distribution rights as described in this Section 6(b) shall be set forth in a separate agreement entered into between the parties and subject to all applicable laws.

c)
During the Term of this Agreement, Bally agrees that it will be supportive of Spectre efforts in any redemption market in the Territory to converting the market to the private VLT approach, and Bally will not lobby, or directly or indirectly participate in or support efforts for the consideration of a state to follow the public VLT model. However, this provision shall not limit Bally from supporting VLT legislation that may result in a public model but Bally cannot do so at the exclusion of the private model, and shall not require Bally to violate the terms and conditions of any other existing obligations of Bally.

d)
In the event a state in which Spectre is conducting redemption activities selects the public VLT model and Spectre’s business is materially impacted as a result, Bally will allow Spectre to purchase a Bally Conversion Kit and convert its redemption games within the state to Class III games for sale or use into other legal jurisdictions worldwide.

e)
Bally may, in the exercise of reasonable discretion, elect to supply Spectre with kits that Spectre may use to convert Redemption Games and Bally Cabinets into Class II or Class III games (as that term is defined in the Indian Gaming Regulatory Act, at 25 U.S.C. § 2703). If Bally elects to supply such kits, Spectre’s rights with respect thereto and other applicable terms, conditions and restrictions shall be as Bally and Spectre shall mutually agree in writing.

7. CONSIDERATION

-- ENABLING TECHNOLOGY CONSIDERATION --

(a) Upfront License Fee. Spectre shall pay Bally (i) One Million Dollars ($1,000,000) in immediately available funds (less any deposits or advances received pursuant to negotiations of this Agreement) within thirty days of the date of execution of this Agreement, and (ii) an additional One Million Dollars ($1,000,000) in immediately available funds no later than August 15, 2005, or sooner as Spectre’s best efforts may cause. In addition, upon execution of this Agreement, Spectre shall deliver to Bally a Promissory Note in the form attached hereto as Exhibit E. Such unsecured Promissory Note shall be in the principal amount of Three Million Dollars ($3,000,000) and shall provide for payment of such amount plus accrued interest thereunder over the two (2) year period commencing on the Effective Date in four equal semi-annual installments, with the first installment due six (6) months after the Effective Date.

(b) On-Going Royalty For Authorized Redemption Games. ***.

(c) ***.

-- OTHER ADDITIONAL OPTIONS--

(d) ***.

(e) Redemption and Fulfillment.“Fulfillment Fee” means a reasonable fee, including a reasonable margin for profit, mutually agreed-upon by the parties to provide the fulfillment services referenced in Section 4(a).

(f) Other Services. Except as otherwise expressly provided herein, the cost of other services provided by Bally pursuant to Section 3 shall be ***, provided that Bally may increase such *** after the first anniversary of the Effective Date upon sixty (60) days prior written notice to Spectre.

(g) Conversion Kit. The price of each Conversion Kit provided hereunder shall be *** and may be used for converting ERU’s or as offered by Bally on cabinets approved by Bally for implementation of such Conversion Kits. The Conversion Kits shall consist of glass and computer software and any other components and peripherals, shall be purchased separately from Bally unless such components and peripherals are otherwise provided by Spectre.

(h) Annual System Maintenance. At the mutual agreement of the parties as to timing, scope of services and cost, the parties shall negotiate in good faith to reach an agreement on the terms and conditions of ongoing maintenance provided by Bally of the Enabling Technology.

(i) Payment Terms. Except as otherwise provided herein, payment of each invoice shall be due within thirty (30) days after the Effective Date. Late fees shall accrue with respect to any amounts not paid when due hereunder at the rate of one and a half percent (1.5%) per month or, if lower, the highest rate permitted under applicable law. Spectre shall pay all of Bally’s costs and expenses (including reasonable attorneys' fees) to effect collection of any billings or to enforce and preserve Bally’s rights under this Section 7(i) and hereby consents to have any payments applied first to any outstanding costs and expenses referred to above, then to outstanding billings for interest and then to amounts otherwise owed hereunder. Spectre shall pay or, at Bally’s option, to reimburse Bally for, any sales, use, or other tax, duty or assessment that may become due or owing in connection with the transactions contemplated under this Agreement, other than taxes based on Bally’s net income. Spectre shall provide Bally with copies of resale certificates or other documents evidencing to the reasonable satisfaction of Bally any exemption which Spectre claims from any such tax, tariff, duty or assessment which Bally reasonably determines it would have to pay or collect arising out of or related to any of the transactions contemplated under this Agreement in the absence of such an exemption.

(j) Spectre Financial Condition. Spectre warrants and represents that it is in good financial condition, solvent and able to pay its bills when due. Spectre will maintain and employ in connection with its business under this Agreement such working capital and net worth as may be required to enable Spectre to carry out and perform all of Spectre’s obligations under this Agreement.

8. ORDERS

a)
Written Orders. All orders for Bally Products, Kiosks or Conversion Kits shall be placed by Spectre's central purchasing point and shall be in writing. All orders shall be for shipment immediately or as soon as product is available. All orders are subject to acceptance by Bally; provided that Bally shall make commercially reasonable efforts to assist Spectre to find alternate sources of supply of cabinets if Bally is unable to accept any order for Bally Products submitted by Spectre for shipment within a reasonable time. Bally shall have five business days from date of receipt of an order, to accept or reject the order, and also to provide an expected delivery date of the order to Spectre. Except to the extent expressly provided herein to the contrary, Spectre may not cancel or change any order after acceptance. Any order not shipped by Bally within thirty days of the expected delivery date shall be subject to a late charge/discount in Spectre’s favor, which shall be a ten percent discount from the invoice total, unless such particular order has been changed, altered or otherwise revised by Spectre after Bally accepts the initial order.

b)	Controlling Terms. The parties shall agree as to a form of order, invoice, confirmation and acceptance terms and conditions for performance of this Agreement.

c)
Bally Cancellation. Bally reserves the right to cancel any orders placed by Spectre and accepted by Bally as set forth above, or to refuse or delay shipment thereof or require payment on delivery, and Bally further reserves the right to refuse to accept orders notwithstanding its obligations under this Section 8, if Spectre unreasonably (i) fails to make any payment as provided herein or under the terms of payment set forth in any invoice or otherwise agreed to by Bally and Spectre, (ii) fails to meet reasonable credit or financial requirements established by Bally, including any limitations on allowable credit, or (iii) otherwise fails to comply with the terms and conditions of this Agreement.

9. SHIPPING

(a)
Shipment. All Bally Cabinets and Bally Products will be shipped by Bally F.O.B. Las Vegas, Nevada or any other U.S. point of origin as designated by Bally. Bally will select the mode of shipment and the carrier unless otherwise instructed in writing by Spectre. Spectre will pay all shipping costs or, if Bally advances such costs, will reimburse Bally therefor. Spectre will bear all costs of shipping and the risk of loss or damage in transit upon shipment by Bally.

(b)
Partial Delivery. Unless Spectre clearly advises Bally to the contrary in writing, Bally may make partial shipments of Spectre's orders, to be separately invoiced and paid for when due. Delay in delivery of any installment delivery shall not relieve Spectre of its obligation to accept any remaining deliveries.

10. SALES; MARKETING; OTHER DUTIES OF SPECTRE

(a)
Sales and Marketing Obligations of Spectre. Spectre shall use its best efforts to promote and market the ERUs with Redemption Games in the Territory and to generate sales and respond to inquiries concerning ERUs with Redemption Games originating in the Territory.

(b)	Other Sales and Marketing Obligations of Spectre In addition to any other actions which are necessary or appropriate to perform its obligations under this Agreement, Spectre agrees specifically to:

i)	Maintain adequate facilities and trained personnel to develop, support and maintain the Authorized Redemption Game and to distribute, maintain and support the Bally Cabinets.

ii)	Handle all customer inquiries, quotations, and orders promptly and efficiently.

(c)
Warranty and Support Obligations of Spectre. Spectre shall provide all necessary and appropriate sales, technical, repair, service and warranty support to the customers to whom Spectre distributes ERUs or Bally Cabinets (whether directly or through subdistributors or other intermediaries), in accordance with its warranty obligations and applicable law. Spectre shall be solely responsible for providing support for the ERUs, or Bally Cabinets if applicable, in the Territory to customers who acquire them from Spectre (or any such subdistributor or other intermediary). Without limiting the generality of the foregoing, Spectre shall:

i)
Provide appropriate levels of support and maintenance to purchasers of ERUs or Bally Cabinets in the Territory to assure the satisfactory installation, use and operation of the Bally Cabinets. Terms of providing support and maintenance shall be consistent with Bally’s policies and shall be competitive in terms of price, quality, and availability to the support and maintenance provided with respect to leading competitive products in the Territory.

d)	Spectre Restrictions. Except as expressly set forth herein to the contrary, Spectre will not:

i)
Reverse engineer, disassemble, decompile, copy, modify, or otherwise change any Bally Cabinet or Enabling Technology, in whole or in part, nor assist in any way, directly or indirectly, in any effort to do so. Spectre shall receive only that source code necessary to create games, necessary interfaces, and related system modules from the Enabling Technology, and under no circumstances have any right to receive source code for any software included in any Bally Cabinet.

ii)	Materially alter or modify any Bally Cabinet or Enabling Technology.

iii)	Sell, lease or otherwise distribute any Cabinet, except in accordance with any terms of sale, lease or other transfer reasonably required by Bally.

iv)
Make any representation, guarantee or warranty regarding the performance or functional characteristics of the Bally Products inconsistent with or beyond those expressly contained in Bally's printed literature.

v)
Disclose the terms of this Agreement to any third party, except as required by applicable law (including applicable securities laws) or with, and only to the extent permitted by, the express prior written approval of Bally. Whenever possible, prior to making any disclosure required by any governmental agency in connection with this Agreement, Spectre shall advise Bally of the proposed disclosure, and may allow Bally to contribute suggestions concerning the text of the draft, as it applies to representations concerning Bally. Nothing in this Agreement shall prohibit disclosure to Spectre’s legal, financial or business advisors who agree to maintain the confidentiality of the terms of this Agreement. Bally understands that Spectre is a public reporting company and files periodic disclosure reports with the United States Securities and Exchange Commission, and that this Agreement will need to be filed with such commission by Spectre in one or more of its periodic reports. Nothing in this Agreement shall prohibit disclosure to Spectre’s legal, financial or business advisors who agree to maintain the confidentiality of the terms of this Agreement.

vi)	Must purchase and use Alpha *** for every ERU or Bally Cabinet, if applicable, use, produced, distributed, sold or otherwise placed by Spectre under this Agreement.

e)
Expenses and Reimbursement. Except as otherwise provided, it is expressly understood and agreed that Bally is under no obligation to reimburse Spectre for any expenses or costs incurred by Spectre in the performance of any of its responsibilities under this Agreement, whether or not Spectre is obligated hereunder to incur such costs or expenses. Any costs or expenses incurred by Spectre shall be at Spectre’s sole risk.

f)
Ethical/Legal Requirements. Spectre shall, at all times during the term of this Agreement, conduct its business in a professional and ethical manner in accordance with and subject to the laws and regulations in effect in the Territory, at all times refraining from any illegal, unfair, or deceptive trade practices, or unethical business practices of whatever form, or any type of practice which could reflect unfavorably on Bally’s Trademarks (as defined below) and/or products.

11. WARRANTY

(a)
Scope. In the event Bally provides Bally Cabinets or Alpha *** to Spectre, Bally warrants that each Bally Cabinet supplied hereunder shall be free of defects in materials and workmanship for a period of ninety (90) days from shipment thereof. This warranty for Bally Cabinets or Alpha *** shall not be extended in any manner to any third party fabrications or construction of any ERUs. Minor deviations from any specifications or standards that do not materially affect the performance of the Bally Cabinets, or Alpha *** and Enabling Technology shall not be considered to be defects in materials or workmanship. All component parts provided Bally, regardless of manufacturer, are included in this warranty. This warranty shall be void with respect to any Bally Cabinet that is not operated and maintained in accordance with the Bally product literature and manuals.

(b)
Exclusive Remedy. If Spectre reports any breach of the foregoing warranty to Bally during the warranty period for such Bally Cabinet or Alpha ***, Spectre shall ship such Bally Cabinet or Alpha *** to Bally at Spectre’s expense. Spectre shall bear the risk of loss or damage in transit to Bally. Bally shall inspect and test such Bally Cabinet or Alpha *** and, if it is able to confirm the defect reported by Spectre, Bally shall make commercially reasonable efforts to repair or replace the defective Bally Cabinet. If Bally confirmed the defect, it shall ship the Bally Cabinet or Alpha *** back to Spectre or its customer at Bally’s sole expense, Bally shall reimburse Spectre for the original return shipping costs, and Bally shall bear any risk of loss or damage in transit to Spectre or its customer. If Bally does not confirm the defect, it shall ship the Bally Cabinet or Alpha *** back to Spectre or its customer at Spectre’s sole expense, and Spectre shall bear any risk of loss or damage in transit to Spectre or its customer. The foregoing sets forth Bally’s sole liability and Spectre’s sole and exclusive remedy for any breach of any warranty by Bally hereunder.

(c)
Warranty of Enabling Technology. Bally hereby represents and warrants to Spectre that Bally (1) is the lawful owner of the Enabling Technology and its underlying intellectual-property rights, (2) will enforce and maintain such rights to the Enabling Technology in full force and effect at all times during the Term hereof, and (3) it has the right to grant Spectre the license rights as provided herein. Bally further represents and warrants to Spectre that (i) there is no claim, litigation or proceeding pending or threatened against Bally with respect to the Enabling Technology or any component thereof, alleging infringement of any third party’s intellectual property rights, (ii) neither the performance of Bally’s obligations hereunder (or any other term or provision hereof) will in any way infringe or otherwise violate any third party’s intellectual property rights or a non-disclosure obligation by which Bally is bound.

(d)
Disclaimer. Except to the extent expressly provided in this Section 11, Bally makes no warranties hereunder of any type or nature. Without limiting the generality of the foregoing, Bally disclaims all implied warranties, including without limitation any warranty of merchantability, fitness for a particular purpose, title or non-infringement, as well as any warranty that might otherwise arise from the course of dealing between the parties or usage of trade.

12. TERM OF AGREEMENT AND TERMINATION

a.
Agreement Term. The Term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for five (5) years plus the Term Extension, if any, unless sooner terminated as provided hereunder. The Term Extension shall be one (1) year multiplied by the number of the following three (3) Installed Base targets that Spectre satisfies: (i) Installed Base target 1 is *** ERUs as of December 31, 2007, (ii) Installed Base target 2 is *** ERUs as of December 31, 2008, and (iii) Installed Base target 3 is *** ERUs as of December 31, 2009. Accordingly, the maximum length of the term of this Agreement shall be Eight (8) years.

b.
Termination for Cause. This Agreement may be terminated at any time (i) by either party upon written notice to the other party in the event of such other party's failure to perform any provision of this Agreement, provided such failure to perform has continued for not less than thirty (30) days after written notice of such failure, (ii) by Bally as provided in Section 16. Additionally, Bally may terminate this Agreement, effective upon written notice of termination, upon Spectre’s inability to pay after a thirty day notice and cure period, for any Bally Products which have been delivered or to pay any other fees in a timely manner when due. In the event of the appointment of a trustee or receiver or the equivalent for either party, or upon the institution of voluntary proceedings relating to either party’s dissolution, liquidation, winding up, bankruptcy, insolvency or relief from creditors, if such proceedings are not terminated or discharged within ninety (90) calendar days of their inception, the other party may terminate this Agreement, upon written notice of termination.

c.
Effect of Termination for Cause by either party or Termination upon Expiration. Upon termination of this Agreement by either party for Cause, or upon the expiration of this Agreement, with the exception of termination of this Agreement due to a decision of the Alliance Gaming Corporation Compliance Committee in which instance the effect of termination of this Agreement shall be determined pursuant to Section 16, the following events shall occur.

1.	Spectre shall cease all marketing or promotion of any Bally Cabinets, Licensed Themes and Licensed Theme Materials.

2.	Spectre shall have no further right to purchase Bally Cabinets or Alpha ***.

3.
Spectre shall retain the right to maintain and use the license granted in this Agreement for the Enabling Technology for one year following termination of this Agreement, however this license right shall be limited to those ERUs, Bally Cabinets or Alpha *** then in Spectre’s inventory or previously distributed into use. Further, Spectre shall satisfy any ongoing or continued payment obligation owed to Bally related to Spectre’s continued use of the Enabling Technology in accordance with this Agreement during this one year period, including the on-going royalty provisions of Section 7(b) of this Agreement.

4.
Upon expiration of the one year period described in Section 12(c)(3) above, any further use by Spectre of any Enabling Technology, , including Alpha ***, Licensed Themes, Licensed Theme Materials, or other technology, materials, or Confidential Information provided by Bally to Spectre, shall immediately cease and Spectre shall, at its expense immediately (1) return to Bally all copies of Enabling Technology, including all Alpha *** placed for use in the Territory by Spectre, or other technology, materials, or Confidential Information provided by Bally to Spectre in its possession or under its control, or alternatively provide satisfactory proof to Bally that all copies of Enabling Technology and all Alpha ***, along with other technology have been removed from the Territory and are no longer in use in the Territory, and will retain no interest in or possession of any of the foregoing, with the exception of the Alpha *** and (2) deliver to Bally a statement executed by an officer of Spectre certifying that Spectre has complied with all of its obligations under this Section 12(c).

5.	Bally shall return all confidential information and materials of Spectre in Bally’s possession to Spectre.

d.
No Liability. In no event will either party be liable to the other for any additional compensation or other payment on account of termination of this Agreement for any reason provided that the Agreement terminates in accordance with the terms hereof. Termination of this Agreement, however, shall not relieve the parties of any obligations accrued prior to termination. Each party acknowledges and agrees that it will not be entitled to any compensation, damages, or payments in respect of goodwill that has been established or for any damages on account of prospective profits or anticipated sales, and that each party shall not be entitled to reimbursement in any amount for any training, advertising, market development, technology development, investments, leases, or other costs that shall have been incurred by either party before the termination of this Agreement. Each party hereby waives its rights, if any, under applicable laws for any such compensation, damages or payments.

e.
Survival. Sections 13, 14, 15, 16 and 17, inclusive, shall survive any termination or expiration of this Agreement and shall remain fully enforceable thereafter in perpetuity, except that Bally's indemnity obligations shall only apply with respect to claims relating solely to the use of the Enabling Technology and the distribution of Bally Cabinets under this Agreement. Further, Spectre's obligations under Section 10(c) shall continue for two (2) years after any termination or expiration of this Agreement, but solely with respect to persons or entities that obtained Bally Cabinets or rights to use Bally Cabinets directly or indirectly from Spectre during the term of this Agreement.

13. INTELLECTUAL PROPERTY

(a)	Copyrights, Patents, Trade Secrets, Etc.

i.
As between Spectre or any affiliate thereof and Bally, Bally shall own all Intellectual Property Rights (including, without limitation, Trademarks, as defined below) in or relating to any Bally Product or other Bally technology or Bally information supplied by Bally hereunder and any aspect of any Bally Product or Bally technology incorporated in any derivative works based to any extent on any of the foregoing, and any work product created by Bally in providing services hereunder. Spectre for itself and its affiliates, employees and agents hereby waives any ownership or other proprietary interest or intellectual property right in any of the foregoing, which Spectre intends to remain always with Bally or its licensors. Spectre for itself and its affiliates, employees and agents hereby assigns and transfers all such rights to Bally, and agrees that it will promptly execute and deliver any document requested by Bally to fully effect, perfect and evidence such assignment to, or vesting of rights in, Bally.

ii.
Each party shall promptly notify the other of any and all confirmed or potential infringement, imitation, misappropriation, illegal use or misuse by any person of any Confidential Information or of any Intellectual Property Right in or relating to intellectual property of that party which comes to its attention; provided, however, that neither party will not take any legal action relating to the protection of any Confidential Information or any such Intellectual Property Rights without the prior written approval of the other party (which party may grant or withhold in the exercise of its sole and absolute discretion); and provided further that the other party shall use its best efforts to provide any support or assistance or take other actions approved by infringed party to protect and defend the infringed party’s Confidential Information and Intellectual Property Rights in the Territory.

In the event of any infringement or other illegal use by a third-party of any Confidential Information, Intellectual Property or the Enabling Technology, Bally shall have the sole right, exercisable in its absolute and sole discretion, to defend or prosecute any infringement or illegal use claim. All fees, costs and expenses for such defense or prosecution shall be the burden of Bally, and Bally shall retain any award for any such claim.

iii.
During the term of this Agreement, each party may disclose Confidential Information to the other solely to permit the other party to perform its obligations under this Agreement. Each party shall refrain from using or exploiting any Confidential Information for any purposes or activities other than those specifically authorized by the other party in this Agreement. All files, lists, records, documents, notes, drawings, specifications, equipment, computer programs and other materials that incorporate or refer to all or a portion of the Confidential Information shall remain the sole property of the disclosing party. Such materials shall be promptly returned to the disclosing party: (1) upon the disclosing party’s request or (2) upon termination of this Agreement, whichever is earlier. Neither party shall disclose the Confidential Information to any individual or entity not employed or controlled by or under contract to the other party, and may only provide the Confidential Information to such individuals or entities on a need-to-know basis and only if such individuals or entities have agreed in writing to refrain from using or disclosing the Confidential Information except as permitted hereunder pursuant to a form of nondisclosure agreement approved in form and substance by the disclosing party. A party may disclose Confidential Information to the extent required by any statutory or regulatory provision or court order, provided that prior to any such disclosure, that party shall provide the other with a proposed draft of the disclosure, shall reasonably cooperate with the party in any efforts to obtain protective orders or otherwise protect the confidentiality of such Confidential Information, and shall make such disclosure only after receiving that party's consent, which shall not be unreasonably withheld.

(b)	Trademarks.

iv.
"Trademark" means any trade name, trademark, service mark, trade dress, logo or other designation of source, origin, sponsorship, endorsement or certification used, licensed or owned by Bally and any confusingly similar designation or mark.

v.
Spectre agrees to use the Trademarks (as defined above) solely for the purpose of identifying Bally as the source of the Bally Cabinets or of any related services provided by Bally. All uses of any Trademark, whether on Bally Cabinets, any advertising or promotional materials relating thereto, or otherwise, shall be subject to Bally’s prior written approval. Spectre shall market, promote and advertise the Bally Products and related services under the Trademarks and Spectre’s trademark and under no other trademark, service mark, logo, trade name, or other designation of source, origin, sponsorship, endorsement or certification.

vi.	Spectre's use of the Trademarks shall be in accordance with applicable laws and any policies regarding advertising and trademark usage supplied by Bally, as established and amended from time to time.

vii.
Spectre shall not register or attempt to file any trademark or similar application with respect to any Trademark (or similar marks) of Bally with any agency or association anywhere in the world, and shall, at the request of Bally, assign or otherwise transfer the ownership and ancillary rights to such applications to Bally or any person designated by Bally. Spectre agrees that the Trademarks are and will remain the sole property of Bally, and agrees not to do anything inconsistent with that ownership or to contest ownership of the Trademarks. Spectre agrees always to identify the Trademarks as being the property of Bally. Spectre agrees that all use of the Trademarks by Spectre or its sublicensees or contractors will inure to the sole benefit of, and be on behalf of, Bally.

viii.	Spectre agrees to notify Bally promptly of any unauthorized use of any Trademarks by others.

ix.
Spectre agrees that any system or service provided, marketed or distributed by Spectre bundled with or which contains the Bally Cabinets and displays the Trademarks must conform to Bally's quality standards, and Spectre agrees to cooperate with Bally in monitoring the nature and quality of such systems and services.

x.
Publicity. Each party agrees that it shall be required to obtain the written approval of the other party prior to that party issuing any press releases, public statement, or other publicly disclosed media information related to this Agreement and the other party, including but not limited to any uses of the other party’s Trademarks or other proprietary branding property in such media releases. Each party shall provide the other with a copy of the proposed media release(s) for review, as a condition of that party granting approval of the proposed media release.

14. INDEMNIFICATION; INSURANCE

(a) Bally Indemnity. Subject to the limitations set forth in this Agreement, Bally will, and Spectre agrees to allow Bally to, defend, at its own expense, any claim, suit or proceeding brought against Spectre to the extent it is based upon a claim that the Enabling Technology and the Bally Cabinets infringe any patent, trademark, copyright or trade secret of any third party. Spectre agrees that it shall promptly notify Bally in writing of any such claim or action and give Bally full information and assistance in connection therewith. Bally will pay all damages, costs and expenses finally awarded from a court of competent jurisdiction from which no appeal lies to third parties against Spectre in such action or any settlement of such claims made by Bally. Bally shall have the exclusive right to settle or compromise any such claim or action, subject to Spectre’s consent which shall not be unreasonably withheld. If Spectre itself settles or purports to settle any such claim or action, then, without limiting Bally’s other rights or remedies, Bally shall have no obligations whatsoever under this Section 14. If a Bally Product is, or in Bally's opinion might be, held to infringe as set forth above, Bally may, at its option, replace or modify such Bally Product so as to avoid infringement, in which event Spectre will cease all further use or distribution of the replaced version of the Bally Product, or procure the right for Spectre to continue to exploit the Bally Product as provided herein.

(b) Limitations. Bally will not have any liability for any claim of infringement arising as a result of use of the Bally Products in combination with any items not supplied by Bally, any modification of the Bally Products by Spectre or third parties if the Bally Products would not have been infringing but for such modifications, or the use of other than the most recent release of the Bally Products provided by Bally to Spectre, if such claim would have been avoided by the use of the most recent release.

(c) Entire Liability. The foregoing states the entire liability of Bally concerning infringement or misappropriation of any Intellectual Property Right, including without limitation any U.S. or other patent, trademark, copyright, or trade secret.

(d) Spectre Indemnity. Spectre agrees to indemnify and hold Bally harmless from and against any claims, damages, expenses or costs arising as a result of the use of or otherwise in connection with the Bally Products or any distribution or other exploitation of the foregoing by Spectre or any of its subdistributors, dealers or other contractors or other exercise by any of the foregoing of any rights under this Agreement; provided that the foregoing indemnity shall not apply to any claims, damages, expenses or costs based solely on or arising solely as a result claims of infringement that are subject to indemnification under Section 14(a).

(e) Insurance. Each party agrees that it will obtain and maintain during the Term at its own expense, general liability insurance (including coverage for product liability) from a recognized and qualified insurance company naming the other as additional insured in the amount of at least Two Million Dollars ($2,000,000.00) per occurrence against any claims, suits, losses or damages, including attorneys' fees, arising out of any alleged defects in the Bally Cabinets or the manufacture, marketing, distribution, sale or use of the Bally Cabinets. Such policy shall be non-cancelable except after thirty (30) days' prior written notice to the other party. As proof of such insurance, a fully paid certificate of insurance will be submitted to the other party for its prior written approval before any Bally Cabinet is distributed or sold, and at the latest within thirty (30) days after the Effective Date.

15. LIMITATION OF LIABILITY

(a) In no event shall either party be liable for any incidental, special, indirect, punitive, exemplary or consequential damages of whatever nature arising out of or in connection with this Agreement, even if such party has been notified of the possibility of such damages, and (ii) in no event shall Bally’s liability arising out of or relating to this Agreement, whether arising under contract, tort or any other theory of liability, exceed the amounts actually paid by Spectre to Bally under this Agreement during the one hundred eighty (180) day period immediately before such liability first accrues. Nothing in this Section 15(a) or otherwise in this Agreement shall limit or exclude any liability or remedy for any infringement or misappropriation of any Intellectual Property Rights.

(b) The parties acknowledge and agree that the provisions hereof that limit liability, disclaim warranties or exclude consequential damages or other damages or remedies are essential terms of this Agreement that are fundamental to the parties' understanding regarding allocation of risk. Accordingly, such provisions shall be severable and independent of any other provisions and shall be fully enforced regardless of any breach or other occurrence hereunder. Without limiting the generality of the foregoing, the parties agree that all limitations of liability, disclaimers of warranties and exclusions of consequential damages or other damages or remedies shall remain fully valid, effective and enforceable in accordance with their respective terms, even under circumstances that cause any exclusive remedy under this Agreement to fail of its essential purpose.

16. COMPLIANCE WITH LAWS

(a) Contingency. This Agreement is contingent on any necessary initial and continued approvals and licenses from any regulatory authorities having jurisdiction over the Parties or the subject matter of this Agreement. Each Party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for that Party to perform under this Agreement, shall diligently pursue its applications and pay all associated costs and fees, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with Spectre, Bally or their affiliates, or this Agreement. If any material license or approval necessary for either Party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void effective the date of the denial, suspension, or revocation for the portion of the Territory affected, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the Parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

(b) Alliance Compliance Program. Spectre acknowledges that Alliance Gaming Corporation (Bally's parent company), as a company operating under privileged licenses in a highly regulated industry, maintains the "Alliance Compliance Program" as part of a compliance program to protect and preserve the name, reputation, integrity, and good will of Alliance Gaming Corporation (“Alliance”) and its subsidiaries and affiliates (including Bally) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and Bally's association with Spectre or Spectre's Customers are contingent on the continued approval under the Alliance Compliance Program and its compliance committee (the "Compliance Committee"). Spectre shall cooperate with Alliance and the Compliance Committee as requested by Alliance or the Committee and provide the Committee with such information as it may request. If Alliance, acting on the reasonable recommendation of the Compliance Committee, withdraws its approval of this Agreement or Spectre for reasons reasonably related to Spectre's suitability, then this Agreement shall be void and neither Party shall have any rights hereunder, with the exception of Spectre’s applicable termination rights set forth in Section 16(d) below. In addition, Spectre shall promptly provide Bally with all information reasonably requested by the Compliance Committee of Bally with respect to Spectre's (including Spectre's officers', directors' and controlling shareholders') financial condition, litigation, indictments, criminal proceedings, and the like, in which they are or may have been involved, if any, in order for the Compliance Committee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Bally or its affiliates with any gaming commission, board or similar regulatory agency. It shall be cause for early termination under Section 12(b) if Alliance Gaming Corporation or the Compliance Committee obtains from any source information with respect to Spectre or this Agreement that would, in the reasonable opinion of Alliance or the Committee or both, jeopardize the gaming licenses, permits, or status of Alliance or any of its subsidiaries or affiliates (including Spectre), with any gaming commission, board, or similar regulatory or law enforcement authority, however Spectre’s rights on such termination shall be determined under Section 16(d), below. Alliance shall be a third party beneficiary of Spectre’s obligations under this Section 16.

(c) During the term of this Agreement, upon approval by the Compliance Committee, at its sole discretion, of Bally’s sale of Bally Cabinets and Licensed Themes to Spectre, the parties shall negotiate any required supplemental provisions to this Agreement to govern such transactions. Bally shall grant Spectre exclusive rights to purchase Bally Cabinets and Licensed Themes for the redemption markets described herein. The Compliance Committee shall have no obligation to grant such approval and any information provided to the Compliance Committee shall be provided by Spectre.

(d) On termination of this Agreement pursuant to this Section 16, Spectre shall have the right to the following:

(i) To the extent permitted by law, a continued license to the Enabling Technology for what would have been the then-remaining Term of this Agreement as of the date of termination, unless such termination is related to Spectre’s suitability, in which instance Spectre shall only retain the rights to the license for the Enabling Technology in ERU then-placed by Spectre in the Territory.

(ii) To the extent permitted by law, a continued right to purchase Bally Alpha *** from a third-party vendor approved by Bally for the then-remaining Term of this Agreement as of the date of termination, unless such termination is related to Spectre’s suitability, in which instance Spectre shall not be permitted to continue to purchase Bally Alpha ***.

17. NON-SOLICITATION

Neither party shall hire, solicit or employ any person who, at the time or within one (1) year prior to such hiring, solicitation or employment, was employed or engaged by the other.

18. GENERAL PROVISIONS

a. Independent Contractors. Spectre is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between the parties hereto. Neither party shall have authority to enter into agreements of any kind on behalf of the other or otherwise to bind or obligate the other to any third party in any manner whatsoever.

b. Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when (i) delivered by hand; (ii) delivered by facsimile or overnight delivery service; or (iii) delivered or mailed by registered or certified mail, postage prepaid, addressed as follows, until notice of another address and/or facsimile number shall have been received by the other Party.

If to Bally:
Bally Gaming, Inc.
ATTN: General Counsel
6601 South Bermuda Road
Las Vegas, NV 89119
Telephone: (702) 896-7700
Facsimile No.: (702) 896-7990

If to Spectre:
Spectre Gaming, Inc.
Attn: Russell Mix
1466 Pioneer Way #10
El Cajon, CA 92020
Telephone: (619) 440-6183
Facsimile No.: (619) 440-6231

c. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the state of Nevada applicable to contracts entered into and wholly performed in Nevada by residents thereof. Any action or proceeding brought by either party against the other under or relating to this Agreement or the Bally Products shall be brought in a state or federal court of competent jurisdiction located in Nevada, and each party hereto hereby submits to the personal jurisdiction of, and consents to venue in, such courts for purposes of any such action or proceeding. Notwithstanding the foregoing, either party may bring an administrative or other non-judicial claim or action before an appropriate agency or non-judicial tribunal, wherever located.

d.  Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior or contemporaneous oral or written communication relating to the subject matter hereof.

e. Amendments. No purported amendment to this Agreement shall be valid or enforceable unless it is in writing and signed by an authorized representative of each of the parties hereto.

f. No Waiver. To the maximum extent permitted by applicable law, the failure of either party to require performance of any provision hereof will not affect in any way the right to require such performance at any time thereafter, nor will the waiver by either party of a breach of any provision of this Agreement be construed as a waiver of any future breach, nor will any waiver be deemed effective unless it is in a writing signed by the party charged therewith.

g. Severability. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable for any reason, the remainder of this Agreement will continue in full force and effect as if this Agreement has been executed without the invalidated provision. In addition, the parties agree to substitute for the invalidated provision a valid provision that most closely approximates the intent and economic effect of the invalidated provision.

h. Assignment. Except as expressly provided above, neither party shall transfer this Agreement or any of its rights, obligations or duties of performance hereunder by assignment, sublicense, delegation or any other means, and any purported transfer in violation of this Section 18(h) shall be null and void and of no force and effect.

i. Headings. Section headings in this Agreement are solely for convenience and will not be considered in its interpretation.

j. Force Majeure. Each Party shall have no liability hereunder for any failure to perform its obligations hereunder to the extent such failure is caused by any factor beyond that Party’s reasonable control, including, without limitation: acts of God; fire; casualty; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; act or decision of a governmental authority; injunction; technical difficulties; failure of satellite communications or electrical or telephone power transmission lines or facilities; strike or labor dispute; or any other cause beyond the control of either Party or its contractors, sub-contractors, representatives and agents.

k. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

19. CHANGE OF CONTROL IN SPECTRE.

a) Change of control of Spectre, Notice. Spectre is required to provide Bally with written notice of a Change of Control of Spectre within 24 hrs of the occurrence of a Change of Control, which notice shall disclose the identity of the party obtaining a Controlling Interest in Spectre. Bally may, in a written notice given not later than 30 calendar days after receiving the Change of Control notice from Spectre, terminate this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first set forth above.

Bally : Bally Gaming Inc.	Spectre: Spectre Gaming, Inc.

by: /s/ Paul Lofgren	by: /s/ Russell Mix

name: Paul Lofgren	Name: Russell Mix

title:	Title: Chief Executive Officer

Address:	Address:

Tel:	Tel:

Fax:	Fax:

EXHIBIT A

Licensed Bally Games

***

EXHIBIT B

Enabling Technology

***

EXHIBIT C

Pricing Schedule

	Cabinet	Alpha ***	License
Price without Licensed Theme	N/A	$***	N/A
Price with Licensed Theme	$*** (1)	$*** (2)	Included in Alpha *** or Cabinet

Notes:

1.
The Cabinets may be cost reduced by removing components such as printers and Bill acceptors and those cost reductions will be passed on to Spectre. Additionally, the first *** units are reduced by $***. Price includes one license to a standard Bally theme

2.	Price includes one license to a standard Bally theme

3.	Spectre can purchase additional game conversions at $***, if Compliance Approval is received.

EXHIBIT D

***

***

EXHIBIT E

Secured Promissory Note
PROMISSORY NOTE (“Note”)

$3,000,000.00	May 18, 2005

For valuable consideration, Spectre Gaming, Inc., a Minnesota corporation ("Promisor") does hereby promise to pay to the order of Bally Gaming, Inc., a Nevada corporation ("Promisee" or “Lender”) the principal sum of Three Million and No/100 ($3,000,000.00 U.S.) together with interest accruing thereon at the rate of twelve percent (12.00%) per annum starting on the date of this Note, with principal and interest payable as follows, for the purchase of certain technology rights from Promisee under the conditions of the Redemption Technology and Supply Agreement dated May __, 2005, (“Agreement”) entered into between Promisor and Promisee. This Note, together with any interest thereon, shall be payable upon demand (a) in the event of default under the Agreement between Promisor and Promisee or (b) in the Event of Default (as defined below) hereunder.

The principal sum of this Note, and any interest thereon, shall become due in full from Promisor to Promissee no later than the end of a two (2) year period beginning on the Effective Date of the Agreement (the “Term”). Promisor shall make four equal, consecutive semi-annual payments to Promisee during the Term of this Note, in the amount of Seven Hundred and Fifty Thousand and No/100 ($750,000.00 (U.S.)), plus any interest owing and accruing under this Note at the time of such payment, with the first payment of principal and interest due and owing six months after the Effective Date of the Agreement. Principal and interest are payable at the office of Promisee, at 6601 South Bermuda Road, Las Vegas, Nevada 89119, or at such place as the holder hereof may from time to time designate in writing.

Should any event of default, as hereinafter de-fined, occur, the whole sum of principal and interest hereunder shall, after notice and ten days to cure, immediately become due at the option of the holder hereof. An event of default by Promisor (“Event of Default”) hereunder shall include, but not be limited to the following:
(a) an uncured default by Promisor under the Agreement;
(b) any representation or statement made or furnished to Promisee by Promisor made prior to the date hereof proves to have been false in any material respect when made or furnished;
(c) dissolution, insolvency, appointment of a receiver, or commencement of any proceeding under any bankruptcy or insolvency laws by or against Promisor; or
(d) expiration (without immediate renewal) or revocation of any material licenses of Promisor.
(e) failure to pay any sums due Promisee as set forth under this Note when due and owing.

In the Event of Default under this Note, interest shall be payable on the whole of the sum outstanding at the rate of eighteen percent (18%) per annum (the "Agreed Rate") for the duration of such Event of Default.

Promisor and all others who may become liable for the payment of all or any part of this obligation do hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note and expressly agree that the maturity of this Note or any payment hereunder may be extended from time to time, at the option of the holder hereof, without in any way affecting the liability of each. Promisor agrees that the holder hereof may release all or part of the security for the payment thereof or release any party liable for this obligation. Any such extension or release may be made without notice to any of the parties and without discharging their liability.

Promisor promises to pay all costs incurred in col-lec-tion and/or enforcement of this Note or any part thereof or oth-er-wise in connection herewith, including, but not limited to, reasonable attorneys' fees, and, in the event of court action, all costs and such additional sums and attorneys' fees as the court may adjudge reasonable.

If any term, provision, covenant or condition of this Note, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all provisions, covenants and conditions of this Note and all ap-pli-ca-tions thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be af-fected, impaired or invalidated thereby.

Promisor hereby waives notice of default, diligence, demand, presentment, notice of nonpayment and protest. The obligations of Promisor hereunder are joint and several.

This Note shall be construed according to Nevada law without regard to its choice of law rules. Promisor expressly consents to suit in the federal courts of Nevada for the sole purpose of resolving any claims or causes of action arising solely under this Note. If any action is taken by Promissee (whether by Court proceeding or otherwise) to enforce payment of this Note, Promisor promises to pay to Promissee any and all costs of such action, including all reasonable attorneys’ fees and costs incurred therein.

PROMISOR:

Spectre Gaming, Inc., a Minnesota corporation

By: __________________________________

Its: __________________________________

Print name:_________________________________

Date: ________________________________

EXHIBIT F

Standard Bally Cabinet Configuration

***

Exhibit G

Licensed Cashless Gaming Systems and Games
a.
Each gaming system obtained hereunder with cashless capability (a “Licensed Cashless Gaming System”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 6,048,269; 5,429,361; 5,470,079; 6,729,957; 6,729,958 and 6,736,725. Any use of a Licensed Cashless Gaming System constitutes the acknowledgement of and agreement to the following “Limited License”:

i.
Licensed Cashless Gaming System License Rights. Licensed Cashless Gaming Systems are licensed solely for use to facilitate the cashless aspects of gaming machines that are separately licensed under these patents (“Licensed Gaming Machines”). The use of a Licensed Cashless Gaming System to facilitate cashless transactions by an unlicensed gaming machine is an unlicensed use.

ii.
Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming System (i.e., one serial number per license). A license may not be transferred from one gaming system to another. Any unauthorized transfer voids this license.

iii.
Transferred Cashless Gaming Machines. Any Cashless Gaming Machine (other than a Bally Licensed Cashless Gaming Machine or an IGT Licensed Cashless Gaming Machine) transferred to Spectre from an Affiliated Property must have a transfer authorization certificate issued by IGT before such Cashless Gaming Machine can be considered a Licensed Cashless Gaming Machine and connected to a Licensed Cashless Gaming System; without such transfer authorization certificate such Cashless Gaming Machines shall be deemed an unlicensed Cashless Gaming Machine. Any Cashless Gaming Machine (other than a Bally Licensed Cashless Gaming Machine or an IGT Licensed Cashless Gaming Machine) acquired by Spectre from a non-Affiliated Property shall be deemed an unlicensed Cashless Gaming Machine, even if such Cashless Gaming Machine was previously licensed because such license is not transferable between non-Affiliated Properties. For purposes of this Limited License, Affiliated Properties are properties with a common owner who has a majority interest in both properties.

b.
Each gaming machine obtained hereunder with cashless capability (a “Licensed Cashless Gaming Machine”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 6,048,269; 5,429,361; 5,470,079; 6,729,957; 6,729,958; and 6,736,725. Any use of a Licensed Cashless Gaming Machine constitutes the acknowledgement of and agreement to the following “Limited License”:

i.
Licensed Cashless Gaming Machine License Rights. Licensed Cashless Gaming Machines are licensed for use solely in connection with a cashless gaming system that is separately licensed under these patents (a “Licensed Cashless Gaming System”). The use of a Licensed Cashless Gaming Machine with an unlicensed gaming system that has cashless capability is an unlicensed use.

ii.
Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming Machine (i.e., one serial number per license). A license may not be transferred from one gaming machine to another. Any unauthorized transfer voids this license.